Exhibit 99.1

Investor Relations Contact:

Karen Fisher

DivX, Inc.

858-882-6415

kfisher@divxcorp.com

Media Contact:

Tom Huntington

DivX, Inc.

858-882-0672

thuntington@divxcorp.com

DivX Announces Stock Repurchase Program

San Diego, CA- March 4, 2008 - DivX, Inc. (NASDAQ:DIVX), a digital media company, today announced that its Board of Directors has authorized the Company to repurchase up to $20 million of its common stock.

The purchases will be made from time to time through 10b5-1 programs, open market purchases, or privately negotiated transactions. The number of shares ultimately repurchased, and the timing of the purchases, will depend on market conditions, share price, and other factors. The program may be discontinued at any time. The Company has approximately 34.9 million shares of common stock outstanding.

“This stock repurchase program demonstrates our confidence in the growth of DivX,” said Dan Halvorson, Executive Vice President and Chief Financial Officer for DivX. “In view of our strong balance sheet, we believe the repurchase is an effective use of our available cash and underscores our commitment to increasing stockholder value.”

About DivX, Inc.

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment—the PC, the television and mobile devices. Over 100 million DivX Certified® devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements concerning DivX’s repurchase of its common stock, its anticipated cash requirements, its confidence in its growth prospects, and its plans to increase stockholder value. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the unpredictability and volatility of the price of DivX’s common stock; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; risks and uncertainties related to the maintenance and strength of the DivX brand; risks associated with DivX’s ability to penetrate existing and new markets; risks regarding the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s quarterly report on Form 10-Q filed with the SEC on November 14, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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